Hawthorn Bancshares Announces Directorate Appointment

Jefferson City, Mo. — November 13, 2018 — Hawthorn Bancshares, Inc. (NASDAQ: HWBK), the parent company of Hawthorn Bank, announced today that Gus (Jack) S. Wetzel, III has been appointed to the Company’s board of directors.

“As president of a construction company and a realtor, Jack’s comprehensive business experience and active community involvement expands the insight of our board,” said David T. Turner, Chairman, CEO & President of Hawthorn Bancshares and Hawthorn Bank.  The Board identified Jack as a potential future director through his contributions while serving on the Hawthorn Bank’s Board.  “Additionally, his financial interests are well aligned with shareholders as an investor in Hawthorn Bancshares himself.  Jack has been a director of Hawthorn Bancshares’ subsidiary Hawthorn Bank since 2017 and we are excited to expand his role inside our organization,” said David T. Turner, Chairman, CEO & President of Hawthorn Bancshares and Hawthorn Bank.

In addition to holding a license to sell real estate, Wetzel is president of Meadows Construction Company and Meadows Development Company, both located in Clinton, MO.

Wetzel is a graduate of William Jewell College, with a degree in business administration and earned his masters from the University of Central Missouri in business management.

In addition to Wetzel, Hawthorn Bancshares’ board of directors includes Chairman, CEO & President David T. Turner, Kathleen L. Bruegenhemke and independent directors Frank E. Burkhead, Philip D. Freeman and Kevin L. Riley.  The Company’s advisory directorate is composed of Charles G. Dudenhoeffer, Jr., James R. Loyd, and Gus S. Wetzel, II.

About Hawthorn Bancshares

Hawthorn Bancshares, Inc., a financial-bank holding company headquartered in Jefferson City, Missouri, is the parent company of Hawthorn Bank of Jefferson City, Missouri with locations in the Missouri communities of Lee's Summit, Liberty, Springfield, Branson, Independence, Columbia, Clinton, Osceola, Warsaw, Belton, Drexel, Harrisonville, California and St. Robert, Missouri.

Statements made in this press release that suggest Hawthorn Bancshares' or management's intentions, hopes, beliefs, expectations, or predictions of the future include "forward-looking statements" within the meaning of Section 21E of the Securities and Exchange Act of 1934, as amended.  It is important to note that actual results could differ materially from those projected in such forward-looking statements.  Additional information concerning factors that could cause actual results to differ materially from those projected in such forward-looking statements is contained from time to time in the company's quarterly and annual reports filed with the Securities and Exchange Commission.

Contact:

Bruce Phelps

Chief Financial Officer

TEL: 573.761.6100   FAX: 573.761.6272

www.HawthornBancshares.com